Exhibit 10.43
Innventure, Inc.
2025 Short-Term Incentive Plan

The Board of Directors of Innventure, Inc. (“Innventure”) hereby establishes this 2025 Short-Term Incentive Plan (this “Plan”). The principal purposes of this Plan are (a) to align the interests of Innventure’s stockholders and personnel by incentivizing Innventure personnel to achieve corporate goals established by Innventure’s Board of Directors and (b) to help Innventure attract and retain key personnel.
The Compensation Committee of Innventure’s Board of Directors (the “Committee”) will administer and interpret this Plan. All decisions and determinations of the Committee with respect to this Plan will be final and binding on all parties.
Innventure’s 2025 goals under this Plan, and the relative weighting of each goal will be follows, subject to specific financial and underlying metrics to be established by the Committee:

2025 Goal	Relative Weighting
Innventure and its subsidiaries raising capital through the sale of equity and/or debt securities	40%
Accelsius’ achievement of its 2025 revenue/bookings plan	40%
Management’s effective execution of strategic initiatives	20%

Following the end of the 2025 year, the Committee will evaluate Innventure’s 2025 performance and determine the extent (expressed as a percentage) to which the goals set forth above were achieved (such percentage, the “Achievement Percentage”). The Committee will award bonuses in accordance with each individual’s Achievement Percentage under the terms of this Plan. Awards under this Plan can range from 0% to 200% of an individual’s target bonus. Payout of awards under this Plan will be subject to the individual’s continued employment with, or other provision of services to, the Company through the applicable payment date.